UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date Of Report (Date of Earliest Event Reported) June 18, 2010

ATP OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Texas	001-32647	76-0362774
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

4600 Post Oak Place, Suite 200

Houston, Texas 77027

(Address of principal executive offices)

(Zip Code)

(713) 622-3311

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.

On June 18, 2010, the Company entered into a Credit Agreement (the “Credit Agreement”) among the Company, Credit Suisse AG (“CS”), as administrative and collateral agent, and the lenders party thereto, providing for initial term loans of $150 million (the “Term Loans”). Closing and funding of the transaction is subject to normal and customary conditions precedent, which are expected to be satisfied no later than June 30, 2010.

The description set forth above in this Item 1.01 is qualified in its entirety by the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and the contents thereof are incorporated herein by reference.

Item 1.02.	Termination of Material Definitive Agreement.

On June 18, 2010, the Company fully discharged all of its obligations to its lenders under that certain Credit Agreement, dated as of April 23, 2010, among the Company, JPMorgan Chase Bank, N.A., as administrative agent, Credit Suisse Securities (USA) LLC, as syndication agent, NATIXIS, as documentation agent, and the lenders party thereto (the “Former Credit Agreement”). The total amount repaid by the Company in satisfaction of its obligations was $0.2 million , representing commitment fees and related expenses. A copy of the Former Credit Agreement, which has been terminated, was attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 29, 2010.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03. Capitalized terms used in this Item 2.03 and not defined shall have the meanings ascribed them in the Credit Agreement. Unless earlier payment is required under the Credit Agreement, the Term Loans must be paid on or before October 15, 2014.

Proceeds of the Term Loans are expected to be $144.3 million, net of original issue discount of $3.0 million and related transaction fees. Principal outstanding under the Term Loans bears interest at an annual rate of 11.0%. As security for the Company’s obligations under the Credit Agreement, the Company granted the lenders a security interest in and a first lien on, not less than 80% of the aggregate engineered present value of the Company’s proved oil and gas reserves located in, or in U.S. Federal waters adjacent to, the United States, capital stock of the Company’s material subsidiaries (limited in the case of the Company’s non-U.S. subsidiaries to not more than 65% of the capital stock of first-tier foreign subsidiaries) and, initially, certain infrastructure assets, which are subject to release.

The Company is required to pay the principal amounts on the dates set forth below, together in each case with accrued and unpaid interest on the principal amount to be paid:

Repayment Date	Amount
December 18, 2010	$750,000
June 18, 2011	$750,000
December 18, 2011	$750,000
June 18, 2012	$750,000
December 18, 2012	$750,000
June 18, 2013	$750,000
December 18, 2013	$750,000
June 18, 2014	$750,000
October 15, 2014	$144,000,000

The Company is subject to certain negative covenants under the Credit Agreement. The provisions of the Credit Agreement limit the Company’s ability to, among other things:

•	incur additional indebtedness;

•	pay dividends on the Company’s capital stock or purchase, repurchase, redeem, defease or retire the Company’s capital stock or subordinated indebtedness;

•	make investments;

•	incur liens;

•	create any consensual restriction on the ability of the Company’s restricted subsidiaries to pay dividends, make loans or transfer property to the Company;

•	engage in transactions with affiliates;

•	sell assets; and

•	consolidate, merge or transfer assets.

The Credit Agreement also contains customary events of default, including, but not limited to, the following:

•	default for five days in any payment of interest on the Term Loans;

•	default in payment of principal of or premium, if any, on the Term Loans at maturity (including upon required repurchase, upon declaration of acceleration or otherwise);

•	failure by the Company to comply with its covenants in the Credit Agreement, in certain cases subject to notice and grace periods;

•

default under any mortgage, indenture or instrument governing any indebtedness for money borrowed or guaranteed by the Company or any of its restricted subsidiaries (other than indebtedness owed to the Company or any of its restricted subsidiaries), if such default: (i) is caused by a failure to pay principal of, or interest or premium, if any, on such indebtedness within any applicable grace period; or (ii) results in the acceleration of such indebtedness prior to its maturity, and, in each case, the principal amount of the indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or acceleration of maturity, aggregates $25.0 million or more, subject to a cure provision;

•	certain events of bankruptcy, insolvency or reorganization with respect to the Company, a restricted subsidiary or a significant subsidiary;

•	failure to pay final judgments aggregating in excess of $25.0 million above the coverage under applicable insurance policies and after applicable grace periods; and

•	certain defaults with respect to any future subsidiary guarantees.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Number	Exhibit

10.1	Credit Agreement dated as of June 18, 2010 among the Company, CS and the lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATP OIL & GAS CORPORATION

Date: June 24, 2010	By:	/S/ ALBERT L. REESE JR.
Albert L. Reese Jr.
Chief Financial Officer

EXHIBIT INDEX

Number	Exhibit

10.1	Credit Agreement dated as of June 18, 2010 among the Company, CS and the lenders party thereto.

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